                                  Exhibit 10.8

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is made and entered into as of May 21, 2001 by and between Hungarian Telephone and Cable Corp., a corporation organized under the laws of the State of Delaware, United States of America (the "Company") and Ole Bertram ("Executive").

                                    RECITALS:

         A. Executive has been the Company's President and Chief Executive Officer since January 1, 1999.

         B. The Company and Executive are parties to that certain Employment Agreement dated December 4, 1998, as amended and restated to date (the "1998 Employment Agreement"), pursuant to which Executive is serving as the Company's President and Chief Executive Officer.

         C. The Company and Executive have agreed to enter into this Agreement to replace the 1998 Employment Agreement.

         NOW, THEREFORE, in consideration of the respective covenants and agreements of the parties set forth herein, it is agreed as follows:

         1.   Employment and Duties. The Company agrees to employ Executive and
              ---------------------
Executive accepts the employment, subject to the terms and conditions herein, to serve as President and Chief Executive Officer of the Company. Executive shall report to the Board of Directors of the Company (the "Board"). Executive's duties and responsibilities shall include the duties and responsibilities as set forth in the Company's bylaws from time to time in effect and such other duties and responsibilities as the Board may from time to time reasonably assign Executive, in all cases consistent with Executive's position. Executive shall perform faithfully the executive duties assigned to him to the best of his ability.

         2.   Place of Employment.  Executive shall be employed at the Company's
              -------------------
offices located in Budapest, Hungary.

         3.   Term. The term of employment  under this Agreement  shall commence
              ----
on the date hereof and continue through December 31, 2003, unless earlier terminated in accordance with the terms of this Agreement (the "Employment Period").

         4.   Annual Salary. Executive is receiving for 2001 a monthly salary
              -------------
based on an annualized rate of Two Hundred Fifty Thousand Dollars ($250,000). The Company shall be entitled to deduct or withhold all taxes and charges which the Company may be required by law to deduct or withhold therefrom. The Compensation - Stock Option Committee of the Board (the "Compensation Committee") shall annually review (on a calendar year basis) Executive's base salary in light of the performance of Executive and, if it finds Executive's performance to be satisfactory, the Compensation Committee shall increase such base salary by an amount it determines to be appropriate.

         5. Option Award. Pursuant to the 1998 Employment Agreement, the Company
            ------------
has awarded Executive options to purchase 300,000 shares of the Company's common stock from the Company's 1992 Incentive Stock Option Plan, as amended (the "Plan"). Options to purchase 200,000 of such shares have vested and options to purchase the remaining 100,000 shares shall vest in 50,000 increments on June 30, 2001 and December 31, 2001, respectively, provided Executive has maintained continuous service with the Company through such dates. Provided that Executive has maintained continuous service with the Company through January 1, 2002, the Company shall grant Executive options to purchase an additional 100,000 shares ("2002 Tranche Options") of the Company's common stock from the Plan on January 2, 2002. Provided that Executive has maintained continuous service with the Company through January 1, 2003, the Company shall grant Executive options to purchase another 100,000 shares ("2003 Tranche Options") of the Company's common stock from the Plan on January 2, 2003. Executive's rights to the 2002 Tranche Options and the 2003 Tranche Options will vest according to the following schedule, provided that if Executive has not maintained continuous service with the Company from the date hereof until the related vesting date (other than in circumstances set forth in Paragraphs 18(b) and (c)) all as yet unvested options shall be forfeited and cancelled:

                Vesting Date              Options Vested
                ------------              --------------
                June 30, 2002             50,000
                December 31, 2002         50,000
                June 30, 2003             50,000
                December 31, 2003         50,000

         The options shall have a five-year exercise period. The initial purchase price per share for the 2002 Tranche Options and the 2003 Tranche Options shall be the fair market value per share of the Company's common stock (as determined by the Plan) on the date of such grants.

         6. Annual Performance Bonus. Executive shall be entitled to receive an
            ------------------------
annual cash bonus if the Company achieves certain pre-determined objectives to be mutually agreed upon by Executive and the Compensation Committee. The Compensation Committee established the 2001 objectives on January 30, 2001. Such bonus for 2001, if any, shall be payable by April 30, 2002 following the completion of the Company's audited financial statements for 2001. The Compensation Committee shall set the 2002 and 2003 bonus objectives by January 31, 2002 and January 31, 2003, respectively. The bonus for 2002 and 2003, if any, shall be payable by April 30th of the year following the year in which the bonus is attributable (the "Bonus Year") after the completion of the Company's audited financial statements for the Bonus Year, provided that if the Bonus Year is Executive's last year of employment, then the bonus, if any, shall be payable by December 31st of the Bonus Year subject to an agreement between Executive and the Compensation Committee on a final bonus settlement upon the completion of the audited financial statements for the Bonus Year. For any year in which the Company's performance reaches at least 75% of such year's objectives, Executive shall be entitled to receive the following bonus:

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                75%:     $75,000             101%:             101,000
                76%:      76,000             102%              102,000
                77%:      77,000             103%:             103,000
                78%:      78,000             104%:             104,000
                79%:      79,000             105%:             105,000
                80%:      80,000             106%:             106,000
                81%:      81,000             107%:             107,000
                82%:      82,000             108%              108,000
                83%:      83,000             109%              109,000
                84%:      84,000             110%:             110,000
                85%:      85,000             111%:             111,000
                86%:      86,000             112%:             112,000
                87%:      87,000             113%:             113,000
                88%:      88,000             114%:             114,000
                89%:      89,000             115%:             115,000
                90%:      90,000             116%:             116,000
                91%       91,000             117%:             117,000
                92%       92,000             118%:             118,000
                93%       93,000             119%:             119,000
                94%       94,000             120%:             120,000
                95%       95,000             121%:             121,000
                96%       96,000             122%:             122,000
                97%       97,000             123%:             123,000
                98%       98,000             124%:             124,000
                99%       99,000             125% or more:     125,000
               100%      100,000

         7. Annual Housing Allowance.  Executive will receive an annual
            ------------------------
housing allowance (the "Housing Allowance") of Thirty-Six Thousand Dollars ($36,000), payable in equal monthly installments.

         8. Employee Taxes. Executive shall be solely responsible for any and
            --------------
all of Executive's (i) income and (ii) social security, medicare or any other miscellaneous taxes applicable to any salary, bonus, option grant, allowance, severance benefit or any other type of compensation or benefit received by Executive pursuant to this Agreement which is subject to taxation and payable by Executive to any governmental taxing authority including, but not limited to, any governmental taxing authority in the Republic of Hungary, the United States of America or Denmark.

         9. Pension Account. The Company is making, and shall continue to make
            ---------------
during Executive's term of employment, a monthly contribution based on an annual rate of $30,000 to the Danish pension account of Executive which account Executive may not withdraw therefrom until the retirement of Executive.

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         10. Insurance. The Company shall provide Executive and his spouse with
             ---------
health insurance coverage under a fully comprehensive international scheme.

         11. Automobile. The Company shall provide Executive with the use of a
             ----------
private Company automobile to be maintained by the Company.

         12. Vacation. Executive will be entitled to thirty (30) business days
             --------
annual paid vacation.


         13. Work Permits. With the Company's assistance, Executive shall obtain
             ------------
and keep current any Hungarian work permits, residency permits or other similar licenses as may be required by Hungarian law as a result of Executive's employment by the Company.

         14. Covenant Not to Compete. Executive hereby agrees that during the
             -----------------------
term of this Agreement, he will not, either through any kind of ownership (other than ownership of securities of a publicly held corporation of which Executive owns less than five percent (5%) of any class of outstanding securities), or as a director, officer, principal, agent, employee, employer, advisor, consultant, co-partner, or in any individual or representative capacity whatever, either for his own benefit or for the benefit of any other person, firm, or corporation, without the prior written consent of the Company's Board of Directors, compete with the Company by engaging in any act, including, but not limited to, any of the following: (a) canvass, solicit, accept, or perform any type of work performed by the Company for any "customer" (as hereinafter defined) of the Company; (b) develop, design, market any services that may be sold by the Company during the term of this Agreement; (c) request or advise any firm to withdraw, curtail, or cancel its business with the Company; (d) give or attempt to give any person, partnership, or corporation the right to solicit or canvass any customer for the performance of services provided by the Company; and (e) induce or attempt to influence any employee of the Company or any employee of any customer to terminate his employment with the view toward competing with the Company or any customer. As used herein, the term "customer" includes any of the Company customers at any time during the term of this Agreement.

         15. Confidential Information.
             ------------------------

             (a)   Nondisclosure. Executive expressly covenants and agrees
                   -------------
         that he will not during the term of this Agreement or at any time after the termination hereof, irrespective of the time, manner, or cause of termination, reveal, divulge, disclose, or communicate to any person, firm, or corporation, other than authorized officers, directors, and employees of the Company, in any manner whatsoever, any "confidential information" (as hereinafter defined) of the Company that would be inconsistent with the position held by Executive or the duties being performed by Executive at the direction of the Company.

             (b)   Return of Confidential Information and Other Property.
                   -----------------------------------------------------
         Upon termination of this Agreement, Executive will surrender to the Company all confidential information including, without limitation, all lists, charts, schedules, reports, financial statements, books and records, and all copies thereof, of the Company and all other property belonging to the Company whatsoever. As used herein, "confidential information" means information disclosed to or known by Executive as a consequence of or through his employment for the Company, not generally known in the business in which the Company is or may become engaged, about the Company, its business, products and processes.

         16. Breach of Covenant Not to Compete and Confidentiality Provision.
             ---------------------------------------------------------------
Executive agrees that a substantial violation on his part of any covenant contained in Paragraphs 14 and 15 above will cause such damage to the Company as will be irreparable and for that reason, Executive further agrees that the Company shall be entitled as a matter of right, to an injunction out of any court of competent jurisdiction, restraining any further violation of said covenants by Executive, his employer, employees, partners, or agents. Such right to injunction shall be cumulative and in addition to whatever other remedies the Company may have, including, specifically, recovery of liquidated and additional damages. Executive expressly acknowledges and agrees that the respective covenants and agreements shall be construed in such a manner as to be enforceable under applicable laws if a more limited scope of time is determined by a court or competent jurisdiction to be required.

         17. Indemnification. The Company agrees that if Executive is made a
             ---------------
party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company, Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Board or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith. The Company agrees to continue to maintain a directors' and officers' liability insurance policy covering Executive to the extent the Company provides such coverage for any of its other executive officers.

         18. Termination.
             -----------

             (a) Reasons for Termination. The employment of Executive with the
                 -----------------------
         Company shall terminate automatically upon Executive's death and may be terminated by written notice (i) by the Company, upon Executive's disability which renders him unable to perform his usual and customary duties for a period of 180 consecutive days; (ii) by the Company, with or without "cause" (as hereinafter defined); (iii) by Executive upon 180 days notice; (iv) by Executive, if he suffers a demotion or a lower status with the Company other than for cause; or (v) by Executive, in the event of a "change in control" (as hereinafter defined), whether or not Executive suffers a demotion or a lower status with the Company. For purposes of this Agreement, "cause" shall mean (i) a failure by Executive to substantially perform Executive's reasonable and legal duties and as defined by goals established by the Board and agreed to by Executive, other than a failure resulting from Executive's complete or partial incapacity due to physical or mental illness or impairment,
         (ii) a willful act by Executive that constitutes gross misconduct and that is injurious to the Company, (iii) a willful breach by Executive of a material provision of this Agreement, or (iv) a material and willful violation of a federal or state law or regulation applicable to the business of the Company. No act, or failure to act, by Executive shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest. For purposes of this Agreement, a "change of control" shall be deemed to have occurred if (1) any "person" (as such term is used in Paragraphs 13(d) and 14(d) of the U.S. Securities and Exchange Act (the "Exchange Act")), other than (x) Citizens Communications Company and/or any one or more direct or indirect wholly-owned subsidiary of Citizens Communications Company (together, "Citizens"), or (y) Tele Danmark A/S and/or any one or more direct or indirect wholly-owned subsidiary of Tele Danmark A/S (together, Tele Danmark"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power (with respect to the election of directors) of the Company's then outstanding securities; (2) at any time after the execution of this Agreement, a majority of the Board shall be replaced, over a two-year period, from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by either two-thirds (2/3) of the Board as constituted at the beginning of such period or Citizens or Tele Danmark; (3) the consummation of a merger or consolidation of the Company with or into any other corporation (other than with Citizens or Tele Danmark), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty-five percent (65%) of the combined voting power (with respect to the election of directors) of the securities of the Company or of such surviving entity outstanding immediately after such merger or consolidation; or (4) the consummation of a plan of complete liquidation of the Company or of an agreement for the sale or disposition by the Company of all or substantially all of the Company's business or assets.

                  (b)      Termination Benefits. If Executive's employment is
                           --------------------
         terminated pursuant to Paragraph 18(a) prior to the expiration of the term of this Agreement for any reason noted above other than by the Company for "cause" or by Executive upon 180 days notice as set forth in clause (iii) of Paragraph 18(a), Executive will be entitled to receive the following benefits as severance (the "Severance Benefits"):

                           (i) a lump sum payment equal to six (6) months' salary and pension payments at Executive's then-current annual salary and pension level;

                           (ii) payment of any salary, expenses, allowances and benefits accrued by Executive up to the date of the termination; and

                           (iii) the immediate vesting and release of any unvested unreleased portion of the options granted as of the date of such termination pursuant to this agreement, without restriction.

                  (c)      Benefits in the Event of Executive's Death. Except as
                           ------------------------------------------
         set forth below, if Executive's employment terminates automatically in the event of Executive's death, Executive's estate will be entitled to receive the Severance Benefits. The Company may, at its option, maintain a life insurance policy for Executive in an amount deemed to be appropriate by the Board and designating Executive's estate as the beneficiary. If the Company elects to maintain such life insurance and the policy amount equals or exceeds the value of the Severance Benefits (as determined by the Board), Executive's estate shall only be entitled to receive the proceeds of the insurance policy. If the policy amount is less than the value of the Severance Benefits, the Company shall pay to Executive's estate an amount equal to the difference between the value of the Severance Benefits and the amount to which the estate would be entitled to under the insurance policy. The Company shall determine the value of the Severance Benefits as soon as practicable after Executive's death but in no event later than thirty (30) days thereafter.

                  (d)  Date of Termination; Provision of Severance Benefits. The
                       ----------------------------------------------------
         date of termination of Executive's employment by the Company under this Paragraph 18 shall be one (1) month after receipt by Executive of written notice of termination, provided, however, that if the termination is for cause the date of termination shall be the date specified in the notice of termination or if no date is specified then the date on which such notice is received by the Executive. The date of termination by Executive under this Paragraph 18 shall be one (1) month after receipt by the Company of written notice of termination except in the case of termination by Executive as set forth in clause (iii) of Paragraph 18(a) pursuant to which Executive is required to give the Company 180 days notice. All benefits to which Executive is entitled under subparagraph (b) hereof shall be provided within thirty (30) days of termination. In the case of automatic termination in the event of Executive's death, the benefits shall be provided no later than thirty
         (30) days from the date of Executive's death.

         19.      Miscellaneous.
                  -------------

                  (a)  Rights Under Plans and Programs. Notwithstanding anything
                       -------------------------------
         in this Agreement to the contrary no provision of this Agreement is intended, nor shall it be construed, to reduce or in any way restrict any benefit to which Executive may be entitled under any agreement, plan, arrangement, or program providing benefits for Executive.

                  (b)  Entire Agreement. This Agreement constitutes the entire
                       ----------------
         agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter of this Agreement.

                  (c)  Notices. Any notice or request to be given hereunder by
                       -------
         any party to the other shall be in writing and shall be deemed to have been duly given on the next business day after the same is sent, if delivered personally or sent by telecopy or overnight delivery, or five calendar days after the same is sent, if sent by registered or certified mail, return receipt requested, postage prepaid, as set forth below, or to such other persons or addresses as may be designated in writing in accordance with the terms hereof by the party to receive such notice.

                  If to the Company, to:

                           Hungarian Telephone and Cable Corp.
                           32 Center Street
                           Darien, CT 06820
                           Facsimile No.: 203-656-3867
                           Attn: General Counsel

                  If to Executive, to:

                           the address or facsimile number
                           for Executive as set forth
                           in the Company's records

                           with a required copy to:

                           (to be provided by Executive)

                  (d) Governing Law; Forum; Consent to Jurisdiction. This
                      ---------------------------------------------
         Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof. Each of the parties to this Agreement hereby irrevocably and unconditionally (i) consents to submit to the exclusive jurisdiction of the courts of the State of New York for any proceeding arising in connection with this Agreement (and each such party agrees not to commence any such proceeding, except in such courts), (ii) to the extent such party is not a resident of the State of New York, agrees to appoint an agent in the State of New York as such party's agent for acceptance of legal process in any such proceeding against such party with the same legal force and validity as if served upon such party personally within the State of New York, and to notify promptly each other party hereto of the name and address of such agent, (iii) waives any objection to the laying of venue of any such proceeding in the courts of the State of New York, and (iv) waives, and agrees not to plead or to make, any claim that any such proceeding brought in any court of the State of New York has been brought in an improper or otherwise inconvenient forum.

                  (e) Counterparts. This Agreement may be executed in one or
                       -----------
         more counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts together shall constitute but one instrument.

                  (f) Executive's  Successors.  This  Agreement and all rights
                      -----------------------
         of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

                  (g) Assignment.  Neither this  Agreement,  nor the rights and
                      ----------
         obligations hereunder, may be assigned by either party without the prior written consent of the other party.

          (h)  Parties in Interest. Nothing in this Agreement, expressed or
               -------------------
     implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          (i)  Prior Employment Agreement. This Agreement terminates and
               --------------------------
     replaces the 1998 Employment Agreement but preserves any options granted pursuant to the 1998 Employment Agreement.

          (j)  Amendment. This Agreement may not be amended except by an
               ---------
     instrument in writing signed on behalf of each of the parties.

          (k)  Extension; Waiver. Either party to this Agreement may (a) extend
               -----------------
     the time for the performance of any of the obligations or other acts of the other party to this Agreement or (b) waive compliance by the other party with any of the agreements or conditions contained herein or any breach thereof. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

          (l)  Severability. The provisions of this Agreement are severable and,
               ------------
     if any provision of this Agreement is determined to be invalid or unenforceable by any court of competent jurisdiction, such provision (in any other jurisdiction) and the other provisions hereof (in any jurisdiction) shall not be rendered otherwise invalid or unenforceable and such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

WITNESS:                            HUNGARIAN TELEPHONE AND CABLE CORP.


__________________________          By:________________________________________
                                          Daryl A. Ferguson
                                          Co-Chairman of the Board of Directors

WITNESS:                            OLE BERTRAM


__________________________          ___________________________________________

                 [SIGNATURE PAGE TO BERTRAM EMPLOYMENT AGREEMENT
                            DATED AS OF MAY 21, 2001]